Exhibit 10.5

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) when duly executed is made and entered into by and between zSpace, Inc. (the “Company”) and Paul Kellenberger (“you”) (the “Company” and “you” are referred to herein in the collective as the “Parties”).

1.             Title/Duties. You shall be employed as a Chief Executive Officer (CEO), and you will provide services to and take direction from the Company. You will be responsible for the duties and obligations consistent with your position, which will be subject to the control of the Board of Directors and may change from time to time in the sole discretion of the Board of Directors (the “Services”). You will devote your full time and best efforts to the performance of your duties for the Company. While employed by the Company, except as may otherwise be approved by the Board, you shall not perform work on behalf of, or provide services to, third parties, whether as an employee, director, consultant, advisor, or otherwise, and you shall not engage in any other activities that conflict with your obligations to the Company.

2.            Base Salary. As full and complete consideration for the Services provided herein by you, and on the condition that you fully and faithfully perform the Services, duties and obligations required to be performed hereunder, and that you are not in breach of this Agreement, the Company shall pay you a base salary at the annual rate of Four hundred thousand Dollars ($400,000) gross, per annum (prorated for partial years), payable in accordance with the Company’s payroll practices and subject to customary tax withholdings and deductions.

3.            Discretionary Bonus. The Company may, in its sole discretion, award to you a discretionary bonus (the “Bonus”) each financial year based on the Company’s overall performance and subject to customary tax withholdings and deductions. Payment of the Bonus, if any, and the amount, is in the Company’s sole discretion. The Company shall pay you such Bonus (if earned) following the end of the financial year for which it is earned; provided that you must be actively employed by the Company and in good standing on the date such Bonus is to be paid to you in order to receive it.

4.            Equity.

Subject to the approval of the Board of Directors of the Company, the Company will grant to you, as of the earliest date upon which future grants are made to other employees of the Company (the “Grant Date”), an option to purchase shares of the Company’s common stock in an amount to be determined by the Board commensurate with your role (the “Option”) in accordance with the Company’s 2017 Equity Incentive Plan as it may be amended or restated or replaced (the “Plan”); provided that you must be an employee in good standing with the Company on the Grant Date in order to receive the Option. The per share strike price of the Option will be the fair market value per share of the Company’s common stock on the Grant Date, as determined by the Board of Directors. The Options have a 3 year vesting period and shall vest monthly upon grant.

2050 Gateway Pl Suite 100-302 San Jose, CA

95110 Confidential

Tel: (408) 498-4050 Web: www.zspace.com

In the event of: (i) your death; or (ii) your experiencing a Disability (as defined in the Plan); in each case, prior to your death or your experiencing a Disability, the employee was required to be in good standing with the company, the Option shall become fully vested and exercisable immediately prior to such event.

5.            Employee Benefits. If you are eligible, you may participate in the Company’s non-equity employee benefit plans or programs, subject to the terms of such plan or program and Company policy. However, nothing herein requires the Company to keep such plan or arrangement in place, or continue any such plan or arrangement, and the Company may modify, amend, or terminate such plan or program at any time in its sole discretion.

6.            Business Expenses. The Company will reimburse you for reasonable, pre-approved business expenses in accordance with Company policy. Such expenses shall be paid for by the Company if they are incurred by you in the course of performing the Services, consistent with the Company’s policies regarding business expenses, and supported by documentation submitted by you in a timely manner.

7.            Paid Time Off.

(a)         Vacation. You shall be entitled to vacation time in accordance with Company policy, which shall not contravene any rights provided by applicable law.

(b)        Sick Days. You shall be entitled to five (5) days, or forty (40) hours, of paid sick time a year upon completion of a ninety (90) day employment period in accordance with Company policy. Unused sick days will not be paid out upon termination of your employment. Nothing contained herein shall be read to contravene any rights provided by applicable law, which shall govern and supersede in the event of a conflict between its terms and the policy stated herein.

8.            Confidentiality. You acknowledge that during your employment with the Company you will have access to the Company’s confidential information, including, but not limited to, the Company’s proprietary information, intellectual property, research, customer lists, supplier lists, product pricing methods, price lists and know-how. You agree not to disclose any of the Company’s confidential information without the Company’s written consent. You further agree that the Company’s confidential information is valuable to the Company and that the unauthorized release of the Company’s confidential information would cause serious damage to the Company. As a condition of your employment with the Company, you agree to be subject to the covenants and other provisions of the Confidentiality and Assignment Agreement (the “NDA”), annexed hereto as Exhibit A. You agree that your employment with the Company is contingent upon your adherence to the NDA and to the Company’s policies and procedures. In the event that your employment with the Company terminates for any reason or no reason, you agree that you will continue to be bound by the provisions of the NDA which by its terms continue in full force and effect after the termination of your employment with the Company. You shall indemnify the Company for all damages incurred by your violation of the NDA, and reimburse the Company for any attorneys’ fees and expenses incurred in the Company’s efforts to enforce the NDA. Nothing contained in this Paragraph or otherwise in this Agreement shall be read to restrict or impinge on your right to engage in protected activity or communications under the National Labor Relations Act.

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9.            Term. Although your employment with the company started prior to this agreement, this agreement shall commence on June 1, 2024 (the “Start Date”), and is terminable “at will,” which means you or the Company may terminate your employment with or without Cause, notice, or Good Reason at any time, subject to Paragraph 10 below; provided, however, that you agree to provide the Company with at least thirty (30) days advance written notice of your intent to terminate employment. The Company reserves the right, in its sole discretion, to waive all or part of this 30-day notice period (the “Notice Period”) and terminate your employment prior to the conclusion of the Notice Period, and will not be required to pay your salary following such termination. To the extent the Company does not waive the Notice Period, then you shall remain employed and continue to be bound by the terms of this letter agreement through the Notice Period, and shall receive only your base salary (in the amount as of the date such notice is given), but the Company may, in its sole discretion, direct you to cease performing some or all of your duties, transition your duties to other individuals, perform other or different duties as the Company deems appropriate, and/or refrain from entering the Company’s premises through the Notice Period. For the avoidance of doubt you may not perform services for a third party during such Notice Period. The terms in this agreement replace any prior agreements.

10.           Termination.

(a)         In the event that the Company terminates your employment for Cause, or you resign without Good Reason, you will be entitled to receive: (i) your Base Salary through the date of termination to the extent not yet paid to you; (ii) any unreimbursed business expenses payable to you in accordance with Company policy; and (iii) such employee benefits, if any, to which you may be entitled under the Company’s employee benefit plans and programs as of your termination date (items (i) through (iii) being the “Accrued Amounts”). The Company shall pay you the items in (i) and (ii) within ten (10) days following the date of termination (or sooner if required by applicable law) and the amounts under (iii) in accordance with the terms of such employee benefit plans or programs. For the avoidance of doubt, you shall not be entitled to severance or any other payments (except for the Accrued Amounts and as otherwise required by law).

(b)	If the Company terminates your employment without Cause, or you terminate your employment for Good Reason, in addition to the Accrued Amounts, the Company will pay you severance in the form of:

(i)	salary continuation (the “Salary Continuation”) at your then base salary rate, payable in accordance with the Company’s normal payroll practices, from the termination date through the twelve (12) month anniversary of the termination date (the “Severance Period”); plus

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(ii)	a pro-rated bonus for the year of termination as determined by the Board of Directors equal to: (1) the Bonus you would have received pursuant to Paragraph 3 for the year of termination, had you remained employed through such Bonus’ payment date, multiplied by (2) a fraction, the numerator of which is the number of days you were employed by the Company in the year of termination and the denominator being 365; payable in the year following the year in which such Bonus is earned, as provided in Paragraph 3 (the “Severance Bonus”).

(iii)	Additionally, to the extent applicable, if you elect to continue to receive group health insurance coverage under the Company’s group health plan pursuant to COBRA, the Company will reimburse you for such monthly COBRA premiums twelve (12) months (such monthly payments being the “COBRA Amount”), provided you provide the Company with adequate documentation of your payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage you and your dependents (if applicable) had immediately prior to the termination of your employment with the Company. In the event you do not elect COBRA coverage, you subsequently become ineligible for continued COBRA coverage, or you fail to provide the Company with adequate documentation of your payment of such COBRA premiums, the Company shall no longer be obligated to pay you the COBRA Amount.

Notwithstanding the above, you shall be required to execute a general release of claims in favor of the Company and its affiliates, officers, directors, and employees in a form acceptable to the Company by the date specified in such release and such release must become irrevocable by its terms in order for you to receive the Salary Continuation, and the Severance Bonus (the “Release Condition”). For the avoidance of doubt, if you do not satisfy the Release Condition, the Company shall have no obligation to pay you the Salary Continuation and the Severance Bonus.

(c)	“Cause” means: (i) your indictment of, being charged with, or entry of a plea of guilty or nolo contendere to (A) any felony; or (B) a misdemeanor involving moral turpitude; (ii) your willful malfeasance or willful misconduct in connection with your employment; (iii) your material breach of this Agreement, any breach of the NDA, or any violation of a material Company policy; (iv) engagement by you in immoral conduct that has or could reasonably have a material adverse effect on the business or goodwill of the Company or any of its affiliates, materially adversely reflects on the reputation of Company or any of its affiliates, or materially interferes with the performance of your services to Company or any of its affiliates; or (v) your failure or refusal to perform, or gross negligence in performing, your duties to the Company or any of its affiliates or your failure or refusal to abide by a lawful directive of the Company; provided, however, that in each case (other than (i), (ii), and (iv)), the Company shall have provided you with written notice describing such event(s) or circumstance(s), you have been afforded at least ten (10) days to cure (if curable), and you have failed to cure such event(s) or circumstances within such cure period.

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(d)

“Good Reason” means that, without your express prior written permission, the Company: (i) materially reduces your base salary (other than pursuant to an across- the-board reduction applicable to all similarly situated executives) ; (ii) materially reduces your title, authority and/or duties (otherwise than due to occurrence of Cause); (iii) materially breaches this Agreement or any other written agreement with you, or (iv) requires you to relocate more than 50 miles from your current principal place of employment; provided that no breach or condition shall constitute Good Reason hereunder unless: (i) you give the Company written notice of such breach or condition within ninety (90) days of its first occurrence; (ii) the Company fails to cure such breach or condition within thirty (30) days of its receipt of such written notice; and (iii) you terminate your employment within fifteen (15) days of the expiration of such cure period.

(e)	Notwithstanding anything contained in this Agreement, upon the cessation of your employment with the Company as the Chief Executive Officer: (i) you shall vacate all offices of a director of the Company held by you at the relevant time; and (ii) on and from the date of such cessation, whether or not your resignation is effective at such time, you shall cease to hold yourself out as a director of the Company in any manner whatsoever. The above shall not apply if the Board requests you to continue as a director of the Company and such is accepted by you. You undertake to take all such actions, including but not limited to signing all such letters and documents and filing all such forms as may be required to give effect to your resignation from the office of a director of the Company in accordance with the above.

11.          Tax Matters. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12.          Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”), and the Parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The Parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A. A termination of your employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting “deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of your “separation from service” you are a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of your “separation from service.” Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

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13.          No Other Restrictions. You have represented to the Company that you are under no restrictions that would prevent you from being employed by the Company or performing the Services contemplated by this Agreement.

14.          Governing Law and Arbitration. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. Other than a claimed violation by you of Paragraph 8 of this Agreement or the NDA (the “Injunctive Relief Exception”), any dispute or controversy arising out of or relating to this Agreement and/or related to your employment with the Company that could otherwise be resolved by a court shall be resolved through arbitration administered by the American Arbitration Association before a single neutral arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures, except as modified by this Agreement. Neither class nor collective proceedings will be permitted. The arbitrator shall have the power to award any remedies available under applicable law, and shall issue a written decision that contains the essential findings and conclusions on which the decision is based. Judgment upon the award may be entered in any court having jurisdiction thereover. The Company will be responsible for paying all fees unique to the arbitration, including the fees and costs of the arbitrator; provided, however, that if you are the Party initiating the arbitration, you will contribute an amount equal to the filing fee you would have had to pay in order to pursue the claim(s) in the applicable court of general jurisdiction. Except for the Injunctive Relief Exception, you and the Company give up and waive any right to resolve a controversy through any other means, and the right to sue in court in connection with claims related to this Agreement and/or your employment with the Company. This waiver of the right to sue in court includes, for example, claims based on federal statutes such as the Fair Labor Standards Act, claims based on state law or common law causes of action, and claims concerning compensation. This waiver does not apply to claims of sexual harassment or sexual assault (whether individual or brought on behalf of a class) unless such waiver is in compliance with applicable law. If there is more than one dispute between you and the Company, all such disputes may be heard in a single proceeding. Disputes pertaining to different employees of the Company will be heard in separate proceedings. Any arbitration or litigation shall be held in Santa Clara, California, or in such other place as the Parties hereto may agree, unless applicable law requires otherwise. This arbitration provision is governed by and will be construed in accordance with the Federal Arbitration Act, 9 U.S.C. 1, et seq. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions of this arbitration provision shall be severable in nature, and remain fully enforceable.

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15.          Survival and Assignment. You agree that notwithstanding anything in this Agreement to the contrary, your obligations under this Agreement, specifically, but without limitation, Paragraph 8 of this Agreement, shall survive any termination of this Agreement and/or the relationship between you and the Company to the extent necessary to give effect to the subject provisions according to their terms. This Agreement shall be binding upon and inure to the benefit of your heirs and representatives and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable by you. The Company shall have the right to assign this Agreement to any of its affiliates, successors, or related companies, whether now in existence or later formed.

16.          To the extent permissible by local laws: Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate fully with the Company in (i)   the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company reasonably believes you may have knowledge or information, provided you are not waiving any legal rights he may have. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Paragraph 16 and, except as may be required by law or by court order, should you then be employed by an entity other than the Company, such cooperation will not materially interfere with your then current employment or your efforts to obtain new employment. In addition, for all time that you reasonably expend at the request of the Company in cooperating with the Company pursuant to this Paragraph 16 when you are no longer employed by the Company, the Company shall compensate you at a per diem rate equal to your base salary, divided by 365; provided that your right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.

17.          No Prior Conflicts and Duty of Loyalty. You confirm that you are not subject to any consent decree, court or arbitral order or agreement with any former employer or third party that prohibits you from working for the Company and that you are able to carry out your duties without breaching any legal restrictions imposed by a current or former employer or other third party to whom you have contractual obligations.

18.          Mitigation. You shall not be required to mitigate any payment provided for under the Agreement by seeking other employment or otherwise after the termination of your employment with the Company, and any amounts earned by you, whether from self-employment, as a common-law employee or otherwise, shall not reduce any severance amounts otherwise payable to you hereunder pursuant to Paragraph 10.

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19.          Section 280G.

(a)	If the Company is publicly traded at the time of a change in control of the Company (including an Acquisition of the Company as defined in the Plan) and any of the payments or benefits received or to be received by you (including, without limitation, any payment or benefits received in connection with such change in control or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“Section 280G”) and would, but for this Paragraph 19, be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code (“Section 4999”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Paragraph 19 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(b)	If the Company is privately held at the time of a change in control of the Company (including an Acquisition of the Company), then prior to making the 280G Payments, the Company shall use commercially reasonable efforts to submit the 280G Payments for approval to the Company’s shareholders who are entitled to vote to the extent and in the manner required under Section 280G(b)(5)(B) and to recommend to the shareholders that they approve such 280G Payments.

(c)	All calculations and determinations under this Paragraph 19 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and you for all purposes. For purposes of making the calculations and determinations required by this Paragraph 19, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999. The Company and you shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Paragraph 19. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

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20.          Severability, Amendment and Modification. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall fail to be in effect only to the extent of such prohibition or invalidity without invalidating the remainder of this Agreement or any such provision. No provision of this Agreement may be modified, amended, waived, or terminated except by a writing signed by both you and the President of the Company. No course of dealing between you and the Company will modify, amend, waive, or terminate any provision of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

21.           Entire Agreement. This Agreement constitutes the entire Agreement between the Parties hereto relating to the subject matter hereof. All prior or contemporaneous agreements or understandings between the Parties relating to the subject matter hereof, whether oral or written, are superseded by this Agreement and hereby null and void. You acknowledge that no other promises were made to you other than are or may be contained in this Agreement and that no other inducement caused you to sign this letter.

22.          Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. A facsimile or PDF scanned copy of signature shall be as valid and binding as an original.

23.          Acknowledgment. You acknowledge that you have had the opportunity to consult legal counsel regarding this Agreement, have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely and voluntarily and not on the basis of any representations or promises other than those contained in this Agreement.

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[Signature page follows]

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zSpace, Inc.		Accepted and agreed:

By:	/s/ Erick DeOliveira	/s/ Paul Kellenberger
Name:	Erick DeOliveira	Paul Kellenberger
Date:	May 30, 2024	Date:	May 30, 2024

EXHIBIT A

CONFIDENTIALITY AND ASSIGNMENT AGREEMENT

(the “NDA”)

This NDA is entered into by and between zSpace, Inc. (the “Company”) Paul Kellenberger (“Employee”).

WHEREAS, the Company is interested in employing or continuing to employ Employee and Employee is interested in being employed or continuing to be employed by the Company subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants and agreements of the parties contained herein, the parties hereby agree as follows:

1.	Confidentiality. Except as authorized or directed by the Company in writing, Employee shall not, at any time during or subsequent to Employee’s employment, directly or indirectly publish or disclose any Confidential Information (as defined below) of the Company that has come into Employee’s possession in the course of Employee’s employment with the Company. Employee also shall not use any such Confidential Information for Employee’s own personal use or advantage or the use or advantage of any person or entity other than the Company, or make it available to others for use. Confidential Information includes, without limitation, the Company’s proprietary information, intellectual property, know-how, or other information regarding the Company’s products or services and markets therefor, data, product plans, software, research, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, business information, trade secrets, customer lists (both existing and prospective), marketing, financial data, sales strategies, pricing strategies, methods of operation, investments, potential investments, related companies, contractual relationships, business and financing terms, investors, partners, investigations, and personnel matters. Employee agrees that said Confidential Information is valuable to the Company, and that the unauthorized release of Confidential Information would cause serious damage to the Company. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Employee shall promptly provide written notice of any such order to the Company. Nothing contained in this Paragraph or otherwise in this NDA shall be read to restrict or impinge on Employee’s right to engage in protected activity or communications under the National Labor Relations Act (the “NLRA”), or to limit or restrict in any way Employee’s immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit E.

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2.	Inventions.

(a)	Inventions Retained and Licensed. Employee has attached hereto, as Exhibit B, a list describing all inventions, designs original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to Employee’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to the Company’s business, products or product development, and which are not assigned to the Company hereunder. If there is no such list attached hereto, Employee represents that there are no Prior Inventions. If in the course of providing services to the Company, Employee incorporates into a Company product, process or design or a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or design.

(b)	Assignment of Inventions. Employee acknowledges that during Employee’s employment with the Company and/or during such time as Employee is providing services to the Company as an employee, a consultant, a contractor, or in any capacity (both Employee’s employment and/or Employee’s provision of services are referred to collectively herein as “employment” or being “employed”), Employee will be expected to undertake creative work, either alone or jointly with others, which may lead to inventions, original works of authorship, developments, concepts, improvements, trade secrets or other intellectual property rights, whether or not patentable or registrable under copyright or similar laws (“Inventions”). Employee hereby agrees that Employee will provide the Company with full written details regarding all Inventions created by Employee while Employee is employed by the Company at the Company’s request (whether or not on the Company’s premises or using the Company’s equipment and materials or during regular business hours) and that all such Inventions shall be a work-for-hire and shall be the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee’s right, title and interest in and to any and all such Inventions. In addition, any Inventions created within three years after the termination of Employee’s employment with the Company which are based upon or derived from Confidential Information shall be the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee’s right, title, and interest in and to any and all such Inventions. Nothing in the preceding sentence shall be construed to limit Employee’s obligations under Paragraph 1 of this NDA.

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(c)	Patent and Copyright Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this NDA. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

(d)	Application. Employee agrees that the provisions of this Paragraph shall apply with respect to any and all Inventions, whether created during Employee’s employment with the Company or any predecessor entity. Employee acknowledges that the Company and its future investors, if any, shall rely on this representation.

(e)	Acknowledgment. Employee acknowledges that Employee has been advised by the Company pursuant to Section 2872 of the California Labor Code that, notwithstanding the foregoing, provisions of this NDA requiring the assignment of inventions do not apply to any invention that qualifies fully under Section 2870 of the California Labor Code, which provides the following:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.

3.          Social Media. Except as permitted by applicable law, including the NLRA, Employee is prohibited from posting any confidential, financial, sensitive, or proprietary information, or job-related content about the Company or any of the Company’s current, former, or potential employees, partners, suppliers, vendors, licensors, or business relations on social media. This prohibition applies to all forms of social media including, but not limited to: blogs, Meta (f/k/a Facebook), X (f/k/a Twitter), LinkedIn, YouTube, Tumblr, and Instagram. Content regarding the Company that is truthful, accurate and respectful may be posted if it is approved in advance, in writing, by the Company in each and every instance. Employee is representing Employee, not the Company, when participating in social networking. Employee should not represent that Employee is in any way speaking on behalf of the Company unless Employee is authorized to do so in writing.

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4.          Non-Disparagement. Employee shall not disparage or make any statement which might adversely affect the reputation of the Company whether during the term of employment or following termination. For the purpose of this Paragraph, the term “disparage” shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner. Nothing contained in this Paragraph shall be read to restrict or impinge on Employee’s right to engage in protected activity or communications under the NLRA.

5.           Return of Company Materials. Employee agrees that at the time Employee ceases performing services for the Company, or at any time the Company so requests, (a) Employee shall immediately deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by or in connection with Employee’s employment or engagement with the Company or otherwise belonging to the Company, its successors or assigns, and (b) Employee shall not use Confidential Information in any way for any purpose. In the event of the termination of Employee’s employment, Employee agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6.          Notification of New Employer. In the event that Employee’s employment with the Company terminates, Employee hereby grants consent to notification by the Company to Employee’s new employer about Employee’s rights and obligations under this NDA.

7.          Conflict of Interest Guidelines. Employee agrees to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

8.          Specific Performance and Equitable Relief. Employee acknowledges and agrees that the Company would suffer irreparable harm if the Confidential Information was disclosed to third parties without the Company’s consent or if Employee breached Employee’s other obligations contained herein. Employee further agrees that if in the opinion of any court of competent jurisdiction such restraints are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provisions as to the court shall appear not reasonable and to enforce the remainder of the NDA as so amended. Accordingly, Employee hereby consents to and agrees that, in the event of a breach or threatened breach of this NDA by Employee, the Company shall have the right to exercise any and all rights by appropriate action either by law or in equity, including specific performance of Employee’s obligations arising pursuant to this NDA, and that the Company shall be entitled to equitable relief, including injunctive relief, in connection with any breach or threatened breach by Employee of Employee’s obligations arising pursuant to this NDA, and specifically, without limitation, the confidentiality and non-disparagement provisions above. Employee further agrees that the Company may, in addition to pursuing any remedies it may have in law or in equity, cease making any payments otherwise required by any agreement between the Company and Employee as permitted by law, and that Employee shall not request that the Company post, nor shall the Company be obligated to post, a bond in connection with any equitable relief authorized pursuant to this Paragraph and in fact requested by the Company. To the extent the Company expends attorneys’ fees in enforcing the terms of this NDA against Employee, Employee shall be responsible for indemnifying the Company for said fees.

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9.          Warranty by Employee. Employee represents and warrants that: (i) Employee will execute any proper oath or verify any proper document required to carry out the terms of this NDA; (ii) consulting with or being employed by the Company does not constitute a breach of any agreement or other legal obligation with or to a third party; (iii) Employee is not bound by or subject to any agreement or other legal obligation with a third party that would adversely affect Employee’s consulting with or being employed by the Company including, but not limited to, a prior employment agreement, confidentiality agreement, or covenant not to compete, not to solicit or other restriction against competition; (iv) Employee will not use in connection with Employee’s employment with the Company any confidential or proprietary information belonging to any third party, including Employee’s former employers, without first obtaining a written release from that third party; (v) Employee will not enter into any oral or written agreement in conflict herewith; and (vi) in performing services for the Company, Employee shall comply with all policies and procedures of the Company (as applicable) and all applicable laws. Employee shall indemnify, defend, and hold harmless the Company and the present, former and future officers, directors, managers, shareholders, members, employees, contractors and agents of the Company from any and all losses, claims, damages, judgments, awards, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs, and direct, indirect, and consequential damages) incurred as a result of any breach of this Paragraph or any other provision of this NDA.

10.         Survival, Assignability. This NDA shall commence and be effective when executed by the parties, and Employee’s obligations under this NDA shall survive the termination of the NDA and any services Employee provides to the Company pursuant to the terms of this NDA. This NDA shall be binding upon and inure to the benefit of Employee’s heirs, executors, administrators, and representatives and will be for the benefit of the Company, its successors, and its assigns. Neither this NDA nor any rights or obligations hereunder shall be assignable by Employee. The Company shall have the right to assign this NDA to any of its affiliates, successors, or related companies, whether now in existence or later formed, without Employee’s consent.

11.        Severability. Any provision of this NDA which is determined to be illegal, prohibited, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, prohibition or unenforceability without invalidating the remaining provisions hereof which shall be severable and enforceable according to their terms and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.        Amendments. No breach of any provision of this NDA may be waived unless in writing. This NDA may be amended only by a written agreement executed by Employee and the President of the Company.

13.        Counterparts and Facsimile Signatures. This NDA may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. A facsimile or PDF scanned copy of signature shall be as valid and binding as an original.

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14.        Choice of Forum. Each of the parties hereby consents to the jurisdiction of any state or federal court located within Santa Clara, California, and irrevocably agrees that all actions or proceedings relating to this NDA must be litigated in such courts, and each of the parties waives any objections which it may have based on improper venue or forum non conveniens to the conduct of any proceeding in such court.

15.         Governing Law. This NDA shall be governed by, and construed and enforced in accordance with, the laws of the State of California (excluding the choice of law rules thereof) and, to the extent applicable, the laws and regulations of the United States of America governing intellectual property matters. EMPLOYEE ACKNOWLEDGES AND AGREES THAT, PRIOR TO EXECUTING THIS NDA, EMPLOYEE WAS AFFORDED AN OPPORTUNITY TO OBTAIN THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTANDS ALL OF THIS NDA. ACCORDINGLY, THIS NDA SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS NDA.

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[Signature page follows]

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ACCEPTED AND AGREED:

/s/ Paul Kellenberger
Paul Kellenberger

Date:	May 30, 2024

Signature Page – zSpace, Inc. – Paul Kellenberger NDA 05/28/2024